Exhibit 99.1

Lincoln Educational Services Corporation Reports First Quarter 2018 Results

•	Same School Revenue Increases 1.5%, Same School Student Starts Increases 2.2%, Total Company Revenue $61.9 million

•	Company Announces Partnership with Bridgestone Retail Operations, Third Corporate Partnership Created in 2018

•	Company Reiterates 2018 Guidance

•	Conference Call Today at 10 a.m. ET

WEST ORANGE, N.J., May 9, 2018 -- Lincoln Educational Services Corporation (Nasdaq: LINC) today reported financial results for the first quarter ended March 31, 2018.  As of January 1, 2018, for the first time in several years, the Company did not have any closing campus operations, which would otherwise have been reported under the Transitional segment.  GAAP results include Transitional segment results for the comparable period of 2017.

FIRST QUARTER FINANCIAL RESULTS HIGHLIGHTS:

•
Excluding the Transitional segment, which includes closed campuses, student starts increased by 2.2%.  Both the Transportation and Skilled Trades segment and Healthcare and Other Professions (“HOPS”) segment starts exceeded the prior year.

•
Total revenue for the first quarter was $61.9 million compared to $65.3 million in the prior year comparable quarter.  Excluding the Transitional segment from the prior year, revenue would have increased by 1.5%, or $0.9 million.

•
Educational services and facilities expense decreased by $2.2 million, or 6.8%, to $30.5 million for the three months ended March 31, 2018 from $32.7 million in the prior year comparable period.  The expense reductions were due to a $2.7 million decrease relating to the Transitional segment, partially offset by (a) increased facilities expense of $0.3 million mainly resulting from higher winter-related common area maintenance charges and utilities expense, and (b) higher books and tools expense of $0.3 million relating to laptops issued to new students for a growing number of our program offerings.

•
Selling general and administrative expense decreased by $0.8 million, or 2.1%, to $37.5 million for the three months ended March 31, 2018 from $38.3 million in the prior year comparable period.  The cost reductions were due to a $2.1 million decrease related to the Transitional segment, partially offset by (a) higher marketing investments of $1.1 million directed at future start growth, and (b) higher administrative expenses of $0.5 million.

•
Net interest expense for the three months ended March 31, 2018 decreased by $4.6 million, or 89.1% to $0.6 million from $5.2 million in the prior year comparable period primarily as a result of the termination of a previous term loan (and the associated fees and expenses resulting from the termination), which occurred on March 31, 2017.  As a result of the new credit facility the Company anticipates savings of approximately $5 million for the year.

•	Net loss for the quarter was $6.9 million, or $0.28 per share, compared to a net loss of $10.9 million, or $0.46 per share, in the prior year comparable quarter.

“We’ve had a solid start to 2018,” said Scott Shaw, President & CEO.  “On a same school basis, we generated 1.5% revenue growth and student start growth of 2.2%.  We’ve also continued to expand our corporate partnerships during 2018 with the addition of Hussmann, Johnson Controls and today we are announcing our first partnership with Bridgestone Retail Operations.  We believe that this demonstrates that major corporations in industries serviced by our graduates are increasingly turning to Lincoln to fill a critical need for trained employees due to our track record for preparing our students for careers in dynamic industries.”

“We are also pursuing program expansion plans where our resources allow us to do so and our financial performance is benefitting from the lower interest expense of the credit facility entered into a year ago, as well as the cost reductions resulting from campus closures as of December 31, 2017.  The results we have reported today are ahead of our internal plan for the first quarter and are enabling us to reiterate our guidance for 2018, which we first provided in late February.”

FIRST QUARTER SEGMENT FINANCIAL PERFORMANCE

For the three months ended March 31, 2018, the Company reclassified the Marietta, Georgia campus from the Healthcare and Other Professions segment, to the Transportation and Skilled Trades segment.  The change was made as the majority of the student concentration is currently enrolled in skilled trades programs.  This change is deemed appropriate and in line with our segment structure.  Prior year numbers have been recast to reflect the change for comparability.

Transportation and Skilled Trades

The Transportation and Skilled Trades segment revenue decreased to $42.7 million for the three months ended March 31, 2018, as compared to $43.2 million in the prior year comparable period.  The decrease in revenue was a result of a 2.2% decrease in average population driven by a lower carry in population of approximately 300 students.  Partially offsetting the reduction is a 1.3% increase in average revenue per student.

Student starts for the quarter increased slightly compared to the prior year comparable period.

Operating income was $0.7 million for the three months ended March 31, 2018 as compared to $1.9 million in the prior year comparable period.

Selling, general and administrative expenses increased by $0.6 million, or 2.8%, to $21.3 million for the three months ended March 31, 2018 from $20.8 million in the prior year comparable period due to $0.5 million of additional marketing investments directed at further increasing future start growth.

Healthcare and Other Professions

The HOPS segment revenue increased by $1.3 million, or 7.3% to $19.1 million for the three months ended March 31, 2018 as compared to $17.8 million in the prior year comparable period.  The increase in revenue was the result of a 4.6% increase in average student population driven by an increased carry in population of approximately 150 students and a 2.5% increase in average revenue per student.

Student start results increased by 5.5% for the three months ended March 31, 2018 from the prior year comparable period.

Operating income for the three months ended March 31, 2018 was $0.2 million compared to $0.3 million in the prior year comparable period.

Selling general and administrative expenses increased by $1.0 million, or 13%, to $9.1 million for the three months ended March 31, 2018 from $8.1 million in the prior year comparable period.  The increase was primarily driven by two factors, (a) a $0.6 million increase in marketing investment and (b) a $0.4 million increase in administrative expenses.

Transitional

There were no operations for the Transitional segment for the three months ended March 31, 2018 as all of the campuses classified in this segment were closed as of December 31, 2017.  Revenue and operating loss for the prior year comparable period were $4.3 million and $0.6 million respectively.

Corporate and Other

This category includes unallocated expenses incurred on behalf of the entire Company.  Corporate and other expenses decreased by $0.2 million, or 2.6%, to $7.2 million for the three months ended March 31, 2018 from $7.4 million in the prior year comparable period.  The decrease in costs were primarily driven by reductions in salaries and benefits expense of $0.4 million partially offset by a loss on sale of assets of $0.1 million.  This loss related to catch-up depreciation expense in connection with a building previously classified as held for sale during 2017 but was reclassified to held for use as of January 1, 2018.

2018 OUTLOOK

The Company is reiterating the guidance provided on February 28, 2018 as follows:

•	Revenue is expected to increase by low single digits, compared to prior year, excluding the 2017 Transitional segment.

•	Operating Income for 2018 is expected to be in the range of breakeven and a loss of $3 million.

•	Student starts are expected to increase by low single digits, compared to prior year, excluding the 2017 Transitional segment.

•	Year-end population is expected to be greater than that of the prior year.

CONFERENCE CALL INFO

Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolntech.edu. To access the live webcast of the conference call, please go to the investor relations section of Lincoln’s website at http://www.lincolntech.edu. Participants can also listen to the conference call by dialing 844-413-0946 (domestic) or 216-562-0456 (international) and providing access code 1593779. Please log in or dial into the call at least 10 minutes prior to the start time.

An archived version of the webcast will be accessible for 90 days at http://www.lincolntech.edu.  A replay of the call will also be available for seven days by calling 855-859-2056 (domestic) or 404-537-3406 (international) and providing access code 1593779.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education and helping to provide solutions to America’s skills gap. Lincoln offers recent high school graduates and working adults degree and diploma programs.  The Company operates under three reportable segments: Transportation and Skilled Trades, Healthcare and Other Professions and Transitional. Lincoln has provided the nation’s workforce with skilled technicians since its inception in 1946. For more information, go to www.lincolntech.edu.

SAFE HARBOR

Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions or dispositions to be made by the Company or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results.  The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks and other influences many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based. The events described in forward-looking statements may not occur at all. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange commission.  Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward-looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could materially differ from those expressed or implied in these forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with a change of control of our Company or acquisitions; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations regarding the 90/10 rule and cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in the “Risk Factors” section of our annual and quarterly reports. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

(Tables to Follow)
(In Thousands)

	Three Months Ended March 31,
	2018	2017

REVENUE	$61,889	$65,279
COSTS AND EXPENSES:
Educational services and facilities	30,503	32,709
Selling, general and administrative	37,531	38,324
Loss (gain) on sale of assets	117	(26)
Total costs & expenses	68,151	71,007
OPERATING LOSS	(6,262)	(5,728)
OTHER:
Interest income	10	31
Interest expense	(572)	(5,182)
LOSS BEFORE INCOME TAXES	(6,824)	(10,879)
PROVISION FOR INCOME TAXES	50	50
NET LOSS	$(6,874)	$(10,929)
Basic
Net loss per share	$(0.28)	$(0.46)
Diluted
Net loss per share	$(0.28)	$(0.46)
Weighted average number of common shares outstanding:
Basic	24,138	23,609
Diluted	24,138	23,609

Other data:

Adjusted EBITDA (1)	$(4,162)	$(3,576)
Depreciation and amortization	$2,100	$2,152
Number of campuses	23	28
Average enrollment	10,214	11,090
Stock-based compensation	$429	$361
Net cash used in operating activities	$(10,042)	$(11,474)
Net cash used in investing activities	$(468)	$(806)
Net cash used in financing activities	$(30,691)	$(15,539)

Selected Consolidated Balance Sheet Data:	March 31, 2018
(Unaudited)

Cash and cash equivalents	$4,863
Current assets	37,855
Working capital	(8,646)
Total assets	116,871
Current liabilities	46,501
Long-term debt obligations, including current portion	22,300
Total stockholders' equity	39,219

(1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business. EBITDA and same school basis revenue are measurements not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We define EBITDA as income (loss) before interest expense (net of interest income), provision for income taxes, depreciation, and amortization. We define same school basis revenue as Total Company revenue less the Transitional segment revenue.  EBITDA and same school revenue are presented because we believe they are a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements. However, it is not intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity. EBITDA and same school basis revenue are not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net income (loss) to EBITDA and same school basis revenue:

	Three Months Ended March 31, (Unaudited)

	2018	2017

Net loss	$(6,874)	$(10,929)
Interest expense, net	562	5,151
Provision for income taxes	50	50
Depreciation and amortization	2,100	2,152
EBITDA	$(4,162)	$(3,576)

	Three Months Ended March 31, (Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions
	2018	2017	2018	2017

Net income	$675	$1,917	$243	$314
Interest expense, net	-	(18)	-	-
Provision for income taxes	-	-	-	-
Depreciation and amortization	1,884	1,965	54	1
EBITDA	$2,559	$3,864	$297	$315

	Three Months Ended March 31, (Unaudited)
	Transitional		Corporate
	2018	2017	2018	2017

Net loss	$-	$(568)	$(7,792)	$(12,592)
Interest expense, net	-	-	562	5,169
Provision for income taxes	-	-	50	50
Depreciation and amortization	-	27	162	159
EBITDA	$-	$(541)	$(7,018)	$(7,214)

	Three Months Ended March 31, (Unaudited)
	Total Company		Transitional Segment		Student Starts Same school Basis		% Change Same School Basis
	2018	2017	2018	2017	2018	2017	2018
Student Starts	2,786	2,857	-	132	2,786	2,725	2.2%

	Three Months Ended March 31, (Unaudited)

	Total Company	Total Company	% Change Same School Basis
	2018	2017	2018
Total Company Revenue	$61,889	$65,279
Less: Transitional Revenue	-	(4,275)
Revenue on Same School Basis	$61,889	$61,004	1.5%

	Three Months Ended March 31, (Unaudited)
	2018	2017	% Change
Revenue:
Transportation and Skilled Trades	$42,747	$43,159	-1.0%
Healthcare and Other Professions	19,142	17,845	7.3%
Transitional	-	4,275	-100.0%
Total	$61,889	$65,279	-5.2%

Operating Income (Loss):
Transportation and Skilled Trades	$676	$1,900	-64.4%
Healthcare and Other Professions	244	314	-22.3%
Transitional	-	(569)	100.0%
Corporate	(7,181)	(7,372)	2.6%
Total	$(6,261)	$(5,727)	-9.3%

Starts:
Transportation and Skilled Trades	1,806	1,796	0.6%
Healthcare and Other Professions	980	929	5.5%
Transitional	-	132	-100.0%
Total	2,786	2,857	-2.5%

Average Population:
Transportation and Skilled Trades	6,627	6,776	-2.2%
Healthcare and Other Professions	3,586	3,430	4.6%
Transitional	-	884	-100.0%
Total	10,214	11,090	-7.9%

End of Period Population:
Transportation and Skilled Trades	6,736	6,945	-3.0%
Healthcare and Other Professions	3,748	3,539	5.9%
Transitional	-	774	-100.0%
Total	10,484	11,258	-6.9%

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP, Inc.
Investor Relations: Doug Sherk, dsherk@evcgroup.com; 415-652-9100
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